EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Friday, April 27, 2007

Contact:	Tom Cherry, Executive Vice President & CFO

(804) 843-2360

C&F Financial Corporation

First Quarter Earnings

West Point, Va., April 27, 2007—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported net income of $2.01 million, or 62 cents per share assuming dilution, for its first quarter ended March 31, 2007, compared with $2.53 million, or 77 cents per share assuming dilution, for the first quarter of 2006.

For the first quarter of 2007, on an annualized basis, the corporation’s return on average equity was 12.05 percent and its return on average assets was 1.11 percent, compared with a 16.65 percent return on average equity and a 1.51 percent return on average assets for the first quarter of 2006. The decline in these measures resulted from lower earnings in the first quarter of 2007, coupled with asset and equity capital growth.

“First quarter 2007 results included the effects of net interest margin compression and higher operating expenses associated with expansion initiatives at the retail banking segment and a decline in earnings at the mortgage banking segment resulting from competition for loans in the tighter real estate market,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “At the Bank, we opened four new branches within a 15-month time period. As a result, the retail banking segment is incurring operating expenses for these branches before they become profitable. Even though these costs will impact our short-term profits, we expect these branches will contribute to the corporation’s long-term profitability.”

C&F FINANCIAL CORPORATION

Friday, April 27, 2007

Contact:	Tom Cherry, Executive Vice President & CFO

(804) 843-2360

“Interest rates will be a significant factor influencing the performance of all of our business segments during 2007,” continued Dillon. “The current static interest rate environment is contributing to net interest margin compression at the retail banking segment as deposits continue to reprice at higher rates relative to their maturing rates, and the flat interest rate yield curve, coupled with the slowdown in the housing market, is resulting in lower demand at our mortgage banking segment for home mortgage loans. Our consumer finance segment’s earnings increased in the first quarter of 2007, compared to the first quarter of 2006, primarily as a result of a 19 percent increase in the average balance of consumer finance loans, the benefit of which was offset in part by margin compression and higher operating expenses as a result of our investments in personnel and technology.”

“We will face a challenging year ahead from an earnings standpoint,” added Dillon. “Factors such as the downturn in the real estate market and net interest margin compression will affect the entire banking industry. Other factors, such as costs associated with expansion and technology initiatives, may be unique to C&F. We are confident, however, that over time our investments in facilities and technology will contribute to the corporation’s long-term profitability.”

Retail Banking Segment. First quarter net income for C&F Bank was $933,000 in 2007 compared to $1.35 million in 2006. The decline in quarterly earnings for 2007 included (1) the effects of margin compression on net interest income, (2) the effects on operating expenses of the Peninsula and Richmond branch expansions and the operations center relocation and (3) higher operational and administrative personnel costs to support growth.

C&F FINANCIAL CORPORATION

Friday, April 27, 2007

Contact:	Tom Cherry, Executive Vice President & CFO

(804) 843-2360

Mortgage Banking Segment. First quarter net income for C&F Mortgage Corporation was $347,000 in 2007 compared to $451,000 in 2006. The decline in quarterly earnings for 2007 included the effects of the slowdown in the housing market on loan origination volume, which declined 7.30 percent. In addition, the mortgage banking segment incurred higher operating expenses in 2007 to generate more loan production by opening new offices, such as the one in Fairfax, Virginia, and incurring more business development costs.

Consumer Finance Segment. First quarter net income for C&F Finance Company was $729,000 in 2007 compared to $701,000 in 2006. The quarterly earnings improvement in 2007 resulted from a 19 percent increase in average consumer finance loans outstanding, the benefits of which were offset in part by a decline in net interest margin, an increase in the provision for loan losses resulting from higher charge-offs and higher operating expenses to support growth. The higher level of charge-offs in the first quarter of 2007 was primarily attributable to loan growth.

About C&F Financial Corporation. C&F Financial Corporation’s stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI. The stock closed at a price of $41.29 per share on Thursday, April 26, 2007. At March 31, 2007, the book value of the corporation was $21.04 per share, and the corporation declared a dividend of 31 cents per share during the first quarter of 2007. The corporation’s market makers include Advest, Inc., Davenport & Company LLC, FTN Financial Securities Corp., McKinnon & Company and Scott & Stringfellow, Inc.

C&F FINANCIAL CORPORATION

Friday, April 27, 2007

Contact:	Tom Cherry, Executive Vice President & CFO

(804) 843-2360

C&F Bank operates 18 retail bank branches located throughout the Newport News to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage and title services through 22 offices located in Virginia, Maryland, North Carolina, Delaware, Pennsylvania and New Jersey. C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Ohio, Kentucky and West Virginia through its offices in Richmond, Roanoke and Hampton, Virginia.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Forward-Looking Statements. The statements contained in this press release that are not historical facts may constitute “forward-looking statements” as defined by the federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general economic conditions, (3) demand for loan products, (4) the legislative/regulatory climate, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, (6) the quality or composition of the loan or investment portfolios, (7) deposit flows, (8) competition, (9) demand for financial services in the corporation’s market area, (10) technology, (11) reliance on third parties for key services, (12) the real estate market, (13) the corporation’s expansion and technology initiatives, and (14) accounting principles,

C&F FINANCIAL CORPORATION

Friday, April 27, 2007

Contact:	Tom Cherry, Executive Vice President & CFO

(804) 843-2360

policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of their dates.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Balance Sheets
	3/31/07	12/31/06	3/31/06
Interest-bearing deposits in other banks	$20,882	$17,010	$7,179
Investment securities - available for sale at fair value	67,388	67,584	65,981
Loans held for sale	45,448	53,504	45,470
Loans, net	523,263	517,843	488,190
Federal Home Loan Bank stock	2,070	2,093	2,678
Total assets	735,779	734,468	681,575
Deposits	532,767	532,835	488,114
Borrowings	117,103	115,056	118,984
Shareholders’ equity	65,015	68,006	61,646
Statements of Income
		For the Quarter Ended
		3/31/07	3/31/06
Interest income		$15,299	$13,493
Interest expense		5,389	3,933
Provision for loan losses (1)		1,400	1,275
Other operating income:
Gains on sales of loans		3,628	3,863
Other		2,170	2,123
Other operating expenses:
Salaries and employee benefits		7,302	6,949
Other		4,180	3,681
Income tax expense		815	1,115
Net income		2,011	2,526
Earnings per common share - assuming dilution		0.62	0.77
Earnings per common share - basic		0.65	0.80
Segment Information

		For the Quarter Ended
		3/31/07	3/31/06
Net income - Retail Banking		$933	$1,354
Net income - Mortgage Banking		347	451
Net income - Consumer Finance		729	701
Net income - Other and Eliminations		2	20
Mortgage loan originations - Mortgage Banking		198,658	214,292
Mortgage loans sold - Mortgage Banking		206,714	208,499

Average Balances
		For the Quarter Ended
		3/31/07	3/31/06
Investment securities - available for sale at fair value		$68,267	$66,631
Loans held for sale		36,837	40,735
Loans		530,286	490,725
Interest-bearing deposits in other banks		26,971	11,440
Total earning assets		662,361	609,531
Time, checking and savings deposits		446,518	409,355
Borrowings		115,567	112,004
Total interest-bearing liabilities		562,085	521,359
Demand deposits		80,723	73,950
Shareholders’ equity		66,768	60,690
Asset Quality
Retail and Mortgage Banking Segments	3/31/07	12/31/06	3/31/06
Nonperforming assets*	$815	$955	$3,526
Accruing loans** past due for 90 days or more	$1,682	$1,629	$3,524
Total loans**	$399,179	$399,195	$385,694
Allowance for loan losses	$4,307	$4,326	$4,685
Nonperforming assets* to loans**	0.20%	0.24%	0.91%
Allowance for loan losses to loans**	1.08%	1.08%	1.21%
Allowance for loan losses to nonperforming assets*	528.47%	452.98%	132.87%

*	Nonperforming assets consist solely of nonaccrual loans for each period presented.
**	Loans exclude Consumer Finance segment loans presented below.

Consumer Finance Segment	3/31/07	12/31/06	3/31/06
Nonaccrual loans	$662	$880	$745
Accruing loans past due for 90 days or more	$10	$8	$8
Total loans	$138,611	$132,864	$115,954
Allowance for loan losses	$10,220	$9,890	$8,773
Nonaccrual consumer finance loans to totalconsumer finance loans	0.48%	0.66%	0.64%
Allowance for loan losses to total consumer finance loans	7.37%	7.44%	7.57%

Other Data and Ratios
	As Of and For the Quarter Ended
	3/31/07	3/31/06
Annualized return on average assets	1.11%	1.51%
Annualized return on average equity	12.05%	16.65%
Dividends declared per share	$0.31	$0.27
Shares repurchased	105,900	1,520
Average price of repurchased shares	$41.38	$39.56
Weighted average shares outstanding - assuming dilution	3,242,081	3,274,462
Weighted average shares outstanding - basic	3,105,461	3,148,640
Market value per share at period end	$43.95	$40.58
Book value per share at period end	$21.04	$19.55
Price to book value ratio at period end	2.09	2.08
Price to earnings ratio at period end (ttm)	12.38	11.80

Notes to Selected Financial Information

(1)	Included in the provision for loan losses is $1,400,000 and $1,275,000 for the quarters ended March 31, 2007 and 2006, respectively, attributable to C&F Finance Company.